Exhibit 10.22
A portion of each officer’s annual cash compensation is provided through the Annual Performance Bonus program. As part of the cash compensation determination, each band within the officers’ cohort structure is assigned a standard number of points per officer. The number of points remains constant from year to year, but the dollar value of each point is evaluated annually and may be changed.
Prior to the start of each fiscal year, the Chief Strategy and Talent Officer and the Chief Financial Officer establish an appropriate level of cash compensation within each band by reviewing historical compensation levels and adjusting those levels to reflect factors such as projected profitability for the coming fiscal year compared to the current fiscal year. The result is the recommendation of a per point value that is multiplied by the number of points assigned to each executive to determine total cash compensation. The Compensation Committee reviews the recommendation, as well as relevant market information, and approves a monetary value for each point and, therefore, the base salary and total cash compensation for each officer.
A portion of this cash compensation is paid to each officer on a monthly basis; the remainder is reserved to create a bonus pool for the Annual Incentive Bonus program. This bonus pool is established by multiplying the bonus portion of the point value assigned to each cohort level by the aggregate number of points (reduced for fringe and other charges).
Annual Incentive Bonuses are paid as a result of the firm’s meeting the target “Bonus EBITDA,” which is defined as consolidated earnings before interest, taxes, depreciation, amortization, stock-option based and other equity-based compensation expenses, management, transaction and similar fees paid to the principal stockholders or their affiliates, as reflected on our audited consolidated financial statements for such fiscal year, and adjusting for certain extraordinary and non-recurring items as determined by the bonus plan administrator.
When the firm’s year end operating results become available, the Compensation Committee reviews the Bonus EBITDA and, in its sole discretion, approves any adjustments to the plan bonus pool. Any adjustments are based on performance against target Bonus EBITDA. At its sole discretion, the Compensation Committee may increase or decrease the amount of the bonus pool to take into consideration the impact of any extraordinary and non-recurring items or other factors. Following any adjustment for extraordinary and nonrecurring items and other factors, the bonus pool is further reduced to account for the additional fringe benefit costs incurred as a result of the additional bonus payment to Officers. The final bonus pool as approved by our Compensation Committee is distributed on a per point basis, consistent with the cohort band structure.